                                                                 EXHIBIT 99.1




                               EXCHANGE AGREEMENT

                                    BETWEEN

                           TELE-COMMUNICATIONS, INC.,

                           TCI GAMECO HOLDINGS, INC.

                                      AND

                          ACCLAIM ENTERTAINMENT, INC.




                          DATED AS OF OCTOBER 19, 1994

                                TABLE OF CONTENTS

                                               ARTICLE I.

                                       SALE AND EXCHANGE OF SHARES

                                                                                                                  Page
                                                                                                                  ----
  SECTION 1.01.  Exchange of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
  SECTION 1.02.  Adjustment of TCI Shares; Adjustment of Acclaim Shares; Cash Option  . . . . . . . . . . . . .    2
  SECTION 1.03.  Registration of TCI Shares and Acclaim Shares  . . . . . . . . . . . . . . . . . . . . . . . .    3
  SECTION 1.04.  Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  SECTION 1.05.  Deliveries by Acclaim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
  SECTION 1.06.  Deliveries by TCI and TCI Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  SECTION 1.07.  Transfer Rights; Right of First Refusal  . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
  SECTION 1.08.  Access to Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

                                              ARTICLE II.

                               REPRESENTATIONS AND WARRANTIES OF ACCLAIM

  SECTION 2.01.  Organization and Qualification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  SECTION 2.02.  Authorization and Validity of Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  SECTION 2.03.  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
  SECTION 2.04.  [intentionally omitted]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
  SECTION 2.05.  Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
  SECTION 2.06.  No Approvals or Notices Required; No Conflict with Instruments.  . . . . . . . . . . . . . . .    9
  SECTION 2.07.  Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  SECTION 2.08.  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  SECTION 2.09.  Compliance With Regulatory Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
  SECTION 2.10.  Brokers or Finders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  SECTION 2.11.  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  SECTION 2.12.  Compliance with Charter and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
  SECTION 2.13.  No Violation of Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
  SECTION 2.14.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

                                             ARTICLE III.

                          REPRESENTATIONS AND WARRANTIES OF TCI AND TCI SUB

  SECTION 3.01.  Organization and Qualification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 3.02.  Authorization and Validity of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
  SECTION 3.03.  Newly Formed Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

  SECTION 3.04.  Issuance of TCI Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 3.05.  Reports and Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
  SECTION 3.06.  No Approvals or Notices Required; No Conflict with Instruments . . . . . . . . . . . . . . . .   15
  SECTION 3.07.  Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
  SECTION 3.08.  Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  SECTION 3.09.  Compliance With Regulatory Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  SECTION 3.10.  Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  SECTION 3.11.  Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
  SECTION 3.12.  Compliance with Charter and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
  SECTION 3.13.  Ownership of Acclaim Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  SECTION 3.14.  Investment Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
  SECTION 3.15.  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

                                                        ARTICLE IV.

                                               TRANSACTIONS PRIOR TO CLOSING

  SECTION 4.01.  Interim Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  SECTION 4.02.  Access to Information Concerning Properties and Records  . . . . . . . . . . . . . . . . . . .   20
  SECTION 4.03.  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
  SECTION 4.04.  Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  SECTION 4.05.  Acclaim Stockholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  SECTION 4.06.  Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
  SECTION 4.07.  Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  SECTION 4.08.  Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
  SECTION 4.09.  No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
  SECTION 4.10 Video Game Services Involving 8-Bit and 16-Bit Games   . . . . . . . . . . . . . . . . . . . . .   24
  SECTION 4.11 Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

                                                        ARTICLE V.

                                                   CONDITIONS PRECEDENT

  SECTION 5.01.  Conditions Precedent to the Obligations of TCI and Acclaim . . . . . . . . . . . . . . . . . .   24
  SECTION 5.02.  Conditions Precedent to the Obligations of TCI . . . . . . . . . . . . . . . . . . . . . . . .   25
  SECTION 5.03.  Conditions Precedent to the Obligations of Acclaim . . . . . . . . . . . . . . . . . . . . . .   27

                                                        ARTICLE VI.

                                                        TERMINATION

  SECTION 6.01.  Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
  SECTION 6.02.  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

  SECTION 6.03.  Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

                                                       ARTICLE VII.

                                                      INDEMNIFICATION

  SECTION 7.01.  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  SECTION 7.02.  Indemnification Relating to the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  SECTION 7.03.  Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
  SECTION 7.04.  Limitation of Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  SECTION 7.05.  Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

                                                       ARTICLE VIII.

                                                       MISCELLANEOUS

  SECTION 8.01.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
  SECTION 8.02.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  SECTION 8.03.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
  SECTION 8.04.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  SECTION 8.05.  Assignment; Binding Effect; Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  SECTION 8.06.  Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  SECTION 8.07.  Extension; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
  SECTION 8.08.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  SECTION 8.09.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  SECTION 8.10.  Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
  SECTION 8.11.  Definition of "Subsidiary" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

                                                                    EXHIBIT 99.1


                               EXCHANGE AGREEMENT


         EXCHANGE AGREEMENT, dated as of October 19, 1994, by and between TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI"), TCI GAMECO HOLDINGS, INC., a Colorado corporation and an indirect wholly owned subsidiary of TCI ("TCI Sub") and ACCLAIM ENTERTAINMENT, INC., a Delaware corporation ("Acclaim").

                                    RECITALS

         WHEREAS, TCI GameCo Holdings, Inc., an indirect wholly owned subsidiary of TCI, and Acclaim Cable Holdings, Inc., a direct wholly owned subsidiary of Acclaim, are creating a joint venture ("Newco") that will engage in, among other things, the development, acquisition and distribution via electronic means of games and similar forms of interactive entertainment software over various telecommunications networks;

         WHEREAS, in connection with the establishment of Newco, TCI Sub desires to acquire, and Acclaim desires to issue and sell to TCI Sub, 4,348,795 shares (the "Initial Acclaim Shares") of Acclaim's common stock, par value $.02 per share ("Acclaim Common Stock"), such number of shares to be subject to adjustment prior to the Closing (as hereinafter defined) at the sole discretion of TCI in accordance with Section 1.02(b) hereof (such shares, as so adjusted, being the "Acclaim Shares"), which shares will represent, immediately following the issuance thereof, up to 9.98% of the issued and outstanding shares of Acclaim Common Stock;

         WHEREAS, in exchange and as payment for the Acclaim Shares, TCI desires to issue and sell, and Acclaim desires to accept in exchange for the Acclaim Shares, subject to Section 1.02(c), 3,403,405 shares of TCI Class A Common Stock, par value $1.00 per share ("TCI Class A Common Stock"), such number of shares to be subject to adjustment prior to the Closing (as hereinafter defined) in accordance with Sections 1.02(a) and 1.02(b) (such shares, as so adjusted, being the "TCI Shares"); and

   WHEREAS, the parties hereto desire to enter into the other agreements and arrangements described herein.

         NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                          SALE AND EXCHANGE OF SHARES

         SECTION 1.01. Exchange of Shares. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.04) (i) Acclaim will issue, convey and deliver to TCI Sub, and TCI Sub will accept, the Acclaim Shares in exchange for the TCI Shares and (ii) TCI will issue, convey and deliver to Acclaim, and Acclaim will accept, the TCI Shares in exchange for the Acclaim Shares.

         SECTION 1.02. Adjustment of TCI Shares; Adjustment of Acclaim Shares; Cash Option. (a) Subject to Section 1.02(c), in the event the TCI Class A Common Market Price shall be less than $21.275, the number of shares of TCI Class A Common Stock issuable to Acclaim pursuant to Section 1.01 shall be increased to equal the number of shares determined by dividing the Acclaim Shares Purchase Price by the TCI Class A Common Market Price. As used herein,
(A) the term "Acclaim Shares Purchase Price" means $78,278,310 and (B) the term "TCI Class A Common Market Price" means the average of the last reported sale prices (or, if on any day no sale price is reported, the average of the quoted high and low bid prices on such day) of a share of TCI Class A Common Stock on the Nasdaq National Market for each of the twenty full trading days immediately preceding the second full trading day immediately preceding the Closing Date.

         (b) If the number of shares of Acclaim Common Stock outstanding at the Closing Date (as set forth in the Capitalization Certificate (as defined in Section 5.03(g) hereof)) shall be different from the number outstanding on the date hereof (as set forth in Section 2.03(a) hereof), TCI may, in its sole discretion, elect to acquire at the Closing an additional number of shares of Acclaim Common Stock (the "Additional Acclaim Shares") such that the aggregate number of shares of Acclaim Common Stock issued and delivered to TCI Sub equals 9.98% of the number of issued and outstanding shares of Acclaim Common Stock as of the Closing Date. Acclaim shall advise TCI in writing, not less than five business days prior to the Closing Date, of the anticipated number of Additional Acclaim Shares that may be acquired by TCI Sub on the Closing Date. If TCI elects to acquire the Additional Acclaim Shares (in whole or in part), it shall notify Acclaim in writing not less than two business days prior to the Closing Date of the number of Additional Acclaim Shares that TCI has elected to purchase. TCI Sub shall exchange shares of TCI Class A Common Stock for the Additional Acclaim Shares elected to be purchased, at the same per share exchange ratio (as adjusted, if applicable, pursuant to Section 1.02(a)) as that applicable to the exchange of TCI Class A Common Stock for the Initial Acclaim Shares at the Closing. No fractional share of TCI Class A Common Stock shall be issued in the exchange for the Acclaim Shares; in lieu of such fractional share TCI Sub shall pay to Acclaim cash in an amount determined by multiplying such fraction by $18.00.

         (c) (i) If the TCI Class A Common Market Price is $23.00 or less, but no less than $17.25, then TCI may elect, in its sole discretion, to pay for all or part of the Acclaim Shares with cash (payable by means of a wire transfer of immediately available funds to an account designated by Acclaim) in an amount equal to the Acclaim Shares Purchase Price plus the product of (x) $18.00 and (y) the number of Additional Acclaim Shares which TCI elects to purchase pursuant to Section 1.02(b) (the "Total Acclaim Shares Purchase Price"). If TCI elects to pay a portion (and not all) of the Total Acclaim Shares Purchase Price in cash, the balance of such purchase price (the "Balance") shall be paid in a number of shares of TCI Class A Common Stock equal to the Balance divided by the TCI Class A Common Market Price; provided that, if the TCI Class A Common Market Price is $21.275 or higher (up to $23.00), the TCI Class A Common Market Price to be used in the calculation above shall be $23.00.

                 (ii) If the TCI Class A Common Market Price is less than $17.25, then TCI may elect, in its sole discretion, to pay for all, but not less than all, of the Acclaim Shares with cash (payable by means of a wire transfer of immediately available funds to an account designated by Acclaim) in an amount equal to the Total Acclaim Shares Purchase Price. If TCI elects to pay cash pursuant to this Section 1.02(c)(ii), then notwithstanding the condition contained in Section 5.03(g), Acclaim's obligation to consummate the transactions contemplated hereby isnot subject to such condition.

         SECTION 1.03. Registration of TCI Shares and Acclaim Shares. (a) TCI shall register under the Securities Act of 1933, as amended (the "Securities Act"), the offer and resale by Acclaim of the TCI Shares to be issued and delivered to Acclaim hereunder, and the registration statement (the "Registration Statement") covering such offer and sale shall have been declared effective by the Securities and Exchange Commission (the "Commission") at or prior to the Closing Date, so as to permit the subsequent offer and resale thereof by Acclaim pursuant to such Registration Statement, in each case in accordance with the registration procedures set forth on Exhibit A.

         (b) TCI Sub shall have the right, following the Closing Date, to cause Acclaim to register under the Securities Act the offer and resale of the Acclaim Shares in accordance with the registration procedures set forth on Exhibit B.

         SECTION 1.04. Closing. Subject to the provisions of Articles V and VI, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Baker & Botts, L.L.P., 885 Third Avenue, New York, NY 10022, as promptly as practicable following the meeting of the stockholders of Acclaim referred to in Section 4.05 and the filing of the Acclaim Charter Amendment with the Delaware Secretary of State, subject to adjournment in the event a condition set forth in Article V shall not have been fulfilled or waived at such time, or at such other place or time as TCI and Acclaim may mutually agree (the date and time of the Closing being herein referred to as the "Closing Date").

         SECTION 1.05.    Deliveries by Acclaim.   At the Closing, Acclaim will
deliver or cause to be delivered to TCI Sub the following:

                 1. The opinions, certificates, consents and other documents contemplated by Section 5.02;

                 2. A stock certificate representing the Acclaim Shares, with all necessary stock issuance or transfer stamps affixed thereto, duly completed and registered in the name of TCI Sub on the stock transfer books of Acclaim;

                 3. A duly executed voting agreement, in substantially the form set forth as Exhibit C hereto (the "Voting Agreement"); and

                 4. A duly executed guarantee of Acclaim, in substantially the form set forth as Exhibit D hereto.

         SECTION 1.06. Deliveries by TCI and TCI Sub. At the Closing, TCI and TCI Sub will deliver or cause to be delivered to Acclaim the following:

                 1. The opinions, certificates, consents and other documents contemplated by Section 5.03;

                 2. A stock certificate representing the TCI Shares, with all necessary stock issuance or transfer stamps affixed thereto, duly completed and registered in the name of Acclaim on the stock transfer books of TCI;

                 3.       A duly executed Voting Agreement; and

                 4. A duly executed guarantee of TCI Technology Ventures, Inc., in substantially the form set forth as Exhibit E hereto.

         SECTION 1.07. Transfer Rights; Right of First Refusal. (a) Prior to the third anniversary of the Closing Date, TCI Sub may not sell, transfer or otherwise dispose, or agree to dispose, of ownership of any shares of Acclaim Common Stock acquired by it pursuant to Section 1.01 or any voting or other rights in respect thereof (each a "Transfer"), except for:

                 (i) Transfers to any corporation, partnership or other entity that is wholly owned (directly or indirectly) by TCI (or, if different as a result of a Permitted Transaction, the Parent (as such terms are defined in the Partnership Agreement) of TCI Sub immediately prior to such transfer) or to an entity into which TCI Sub may be merged or with which it may be consolidated (provided the surviving entity is wholly owned (directly or indirectly) by TCI or such other Parent); provided, that (x) the Transfer includes all (but not less than all) of the Acclaim Shares owned by TCI Sub; (y) such transferee or successor (a) is a single purpose entity formed for the sole purpose of holding the Acclaim Shares, with deminimus liabilities, (b) agrees, in writing, prior to such Transfer to hold the Acclaim Shares subject to restrictions on subsequent Transfer that are identical to those set forth in this Section

         1.07 and (c) becomes a signatory to the Voting Agreement and assumes all of the obligations thereunder of TCI Sub;

                 (ii) Transfers to such persons or entities as may be consented to by Acclaim in its sole discretion;

                 (iii) Transfers pursuant to a tender offer, merger, recapitalization or other similar extraordinary transaction involving Acclaim or the Acclaim Common Stock;

                 (iv) Subject to Section 1.07(b), any Transfer, in one transaction or series of related transactions, to any person, corporation, partnership or other entity or "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), pursuant to a privately-negotiated transaction exempt from registration under the Securities Act;

                 (v) Transfers made pursuant to an effective registration statement made in accordance with the registration procedures set forth on Exhibit B; or

                 (vi) Transfers made in accordance with Rule 144 promulgated under the Securities Act.

         (b) If TCI Sub proposes to make any Transfer pursuant to Section 1.07(a)(iv), in one transaction or in a series of related transactions, of a number of shares of Acclaim Common Stock equal to 10% or more of the aggregate number of shares of Acclaim Common Stock acquired by TCI Sub pursuant to
Section 1.01, TCI Sub shall first deliver to Acclaim a notice thereof (the "Notice of Sale"), which shall set forth in reasonable detail the terms and conditions of the proposed Transfer, including the number of shares of Acclaim Common Stock to be sold, the proposed sale date, the price per share, the party to whom the shares are to be sold and the manner of such proposed sale. The Notice of Sale shall be delivered to Acclaim not less than fifteen (15) business days before the proposed Transfer is to be effected. A Notice of Sale shall be delivered with respect to each proposed Transfer. Acclaim shall have the right to buy, upon the same terms and conditions as set forth in the Notice of Sale, all (but not less than all) of the shares specified therein from TCI, such right to be exercised by delivering written notice to TCI of Acclaim's decision to buy such shares within ten (10) business days after Acclaim's receipt of the Notice of Sale. If Acclaim elects not to exercise its right of first refusal as to a particular Transfer hereunder, or if Acclaim fails to respond to a Notice of Sale within such ten business-day period, TCI may proceed promptly therewith on terms and conditions no more favorable to the proposed transferee than those specified in the Notice of Sale. If such disposition is not effected within fifteen (15) days of the date of the proposed Transfer set forth in the Notice of Sale, such proposed Transfer shall be considered abandoned and any subsequent Transfer pursuant to Section 1.07(a)(iv) must be preceded by the delivery of a new Notice of Sale to Acclaim hereunder (provided such Transfer is subject to this Section 1.07(a)(iv) pursuant to the first sentence of this Section 1.07(b)). In the event Acclaim exercises its right of first refusal as to a particular Transfer hereunder, the purchase and sale of the shares specified in the Notice of Sale shall take place at the offices of Acclaim on the date specified as the proposed date of sale in the Notice of Sale. For purposes of this Section 1.07(b), the term TCI Sub includes any transferee or successor of TCI Sub permitted by Section 1.07(a).

         (c) TCI Sub understands and agrees that the certificate representing the Acclaim Shares will contain a legend stating in substance:

                 "The shares represented by this certificate are subject (i) to certain restrictions on transfer, as set forth in a certain Exchange Agreement, between the Company and the holder of this certificate and (ii) to the terms of a Voting Agreement among certain stockholders of the Company. A copy of each of the Exchange Agreement and the Voting Agreement is available for inspection at the principal offices of the Company."

Acclaim covenants and agrees to cause the foregoing legend (a) as it relates to the Exchange Agreement, to be removed from any certificate representing the Acclaim Shares upon (i) a Transfer of such shares in compliance with Section
1.07 (other than Section 1.07(a)(i) and, in Acclaim's discretion, Section 1.07(a)(ii)) (but only as to the shares subject to such Transfer) or (ii), if sooner, the third anniversary of the Closing and (b) as it relates to the Voting Agreement, to be removed from any certificate representing the Acclaim Shares upon termination of the Voting Agreement.

         (d) Any purported Transfer of the Acclaim Shares by TCI Sub (or a permitted transferee) that is not in compliance with this Section 1.07 shall be void ab initio and of no force or effect. If, notwithstanding the foregoing, any such purported Transfer is held by a court of competent jurisdiction upon entry of a final judgment to be effective, then the provisions of this Section
1.07 and the provisions of the Voting Agreement shall apply to the transferee as fully as if such transferee were a party to this Agreement and the Voting Agreement and bound by all of the provisions hereof and thereof which were applicable to the transferor, and shall be deemed to have been applicable to such transferee as of the date of such transfer.

         (e) Notwithstanding any language to the contrary in this Section 1.07, TCI Sub (and its permitted transferees) may pledge, grant a security interest in or otherwise encumber the Acclaim Shares in connection with borrowings by TCI or any of its Subsidiaries from banks or other institutional lenders.

         SECTION 1.08. Access to Financial Information. After the Closing and for so long as a nominee of TCI Sub is a member of the board of directors of Acclaim (the "Acclaim Board"), Acclaim shall cause to be delivered to TCI any and all financial data concerning Acclaim and its Subsidiaries (including financial statements, budgets and projections) provided to the members of the Acclaim Board at the same time as such materials are provided to the Acclaim Board.


                                  ARTICLE II.

                   REPRESENTATIONS AND WARRANTIES OF ACCLAIM

         Acclaim hereby represents and warrants to TCI and TCI Sub as follows:

         SECTION 2.01. Organization and Qualification. Each of Acclaim and each of its Subsidiaries (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing has not had, either individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole. Acclaim has delivered to TCI true and complete copies of its Certificate of Incorporation and By-laws, each as amended through and in effect on the date hereof.

         SECTION 2.02. Authorization and Validity of Agreement. Acclaim has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders referred to in Section 5.01(a), to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Acclaim of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Acclaim Board and by all other necessary corporate action on the part of Acclaim, subject, in the case of the adoption and filing of the Acclaim Charter Amendment and the sale and exchange of the Acclaim Shares to TCI Sub, to such approval of Acclaim's stockholders. This Agreement has been duly executed and delivered by Acclaim and is a valid and binding obligation of Acclaim, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

         SECTION 2.03. Capitalization. (a) At the date hereof, the authorized capital stock of Acclaim consists of (i) 50,000,000 shares of Acclaim Common Stock and (ii) 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Acclaim Preferred Stock"), of which 200,000 shares have been designated "Series A Preferred Stock." As of the close of business on October 18, 1994: (i) 39,226,309 shares of Acclaim Common Stock were issued and outstanding, 9,117,409 shares were reserved for issuance upon exercise of outstanding stock options and warrants, 272,727 shares were held by Acclaim in its treasury and no shares were held by any Subsidiary of Acclaim; and (ii) no shares of Acclaim Preferred Stock were issued or outstanding or held by Acclaim in its treasury or by any
Subsidiary of Acclaim.   All issued and outstanding shares of Acclaim Common
Stock have been validly issued and are fully paid and nonassessable, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any Federal or state securities laws. At the date hereof, there are no issued or outstanding bonds, debentures, notes or other indebtedness of Acclaim or any of its Subsidiaries which have the right to vote (or which are convertible into other securities having the right to vote) on any matters on which stockholders of Acclaim may vote ("Voting Debt"). Except as set forth in the Acclaim Commission Filings (as hereinafter defined) or on Schedule 2.03, there are not as of the date hereof any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which Acclaim or any of its Subsidiaries is a party or is bound which, directly or indirectly, obligate Acclaim or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any shares of Acclaim Common Stock or Acclaim Preferred Stock or any other capital stock, equity interest or Voting Debt of Acclaim or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt or obligating Acclaim or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right. Except as set forth in the Acclaim Commission Filings or on Schedule 2.03, neither Acclaim nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors which require or permit the issuance, sale, purchase or grant of any capital stock, other equity interests or Voting Debt of Acclaim or any other securities convertible into, or exercisable or exchangeable for, any such stock, interests or Voting Debt or any phantom shares, phantom equity interests or stock or equity appreciation rights. All of the shares of capital stock of each corporate Subsidiary of Acclaim are validly issued, fully paid and nonassessable. Except as set forth in the Acclaim Commission Filings or on
Schedule 2.03, there are not as of the date hereof any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character that, directly or indirectly, (x) call for or relate to the sale, pledge, transfer or other disposition by Acclaim or any Subsidiary of Acclaim of any shares of capital stock, any partnership or other equity interests or any Voting Debt of Acclaim or any Subsidiary of Acclaim or
(y) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt.

         (b) The Initial Acclaim Shares, as of the date hereof, constitute 9.98% of the issued and outstanding shares of Acclaim Common Stock. The Acclaim Shares, upon issuance and delivery in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be free of any liens, claims, charges, security interests, pledges, voting or shareholder agreements, encumbrances or equities of any kind whatsoever (except as expressly contemplated hereby or to the extent created by TCI Sub) and will not be issued in violation of any preemptive rights.

         SECTION 2.04.    [intentionally omitted]

         SECTION 2.05. Reports and Financial Statements. Acclaim has heretofore made available to TCI true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments and supplements thereto) filed by Acclaim with the Commission since September 1, 1991 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments and supplements thereto, are sometimes collectively referred to as the "Acclaim Commission Filings"). The Acclaim Commission Filings constitute all of the documents (other than preliminary material) that Acclaim was required to file with the Commission since such date. As of their respective dates, each of the Acclaim Commission Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations under each such Act, and none of the Acclaim Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the Acclaim Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of Acclaim and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Since June 1, 1994, except as disclosed in the Acclaim Commission Filings filed with the Commission prior to the date hereof and except as set forth on Schedule 2.05, as of the date hereof neither Acclaim nor any Subsidiary of Acclaim has incurred any liability or obligation of any kind which, in any case or in the aggregate, is material to the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole.

         SECTION 2.06. No Approvals or Notices Required; No Conflict with Instruments. Except as set forth on Schedule 2.06, the execution and delivery by Acclaim of this Agreement do not, and the performance by Acclaim of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

                 (i) assuming receipt of the approval of Acclaim's stockholders referred to in Section 5.01, conflict with or violate the Certificate of Incorporation, as amended, or By-laws, as amended, of Acclaim or the charter or bylaws of any corporate Subsidiary of Acclaim or the partnership agreement of any partnership Subsidiary of Acclaim;

                 (ii) require any consent, approval, order or authorization of or other action by any Governmental Entity (as defined in clause
         (v) of this Section 2.06) (a "Government Consent") or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a "Governmental Filing"), in each case on the part of or with respect to Acclaim or any Subsidiary of Acclaim, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole, except for (A) the filing with the Commission of the Proxy Statement (as defined in Section 4.06) required in connection with this Agreement and the transactions contemplated hereby and (B) the Governmental Filings required pursuant to the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder;

                 (iii) require, on the part of Acclaim or any Subsidiary of Acclaim, any consent by or approval of (a "Contract Consent") or notice to (a "Contract Notice") any other person or entity (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole, other than Contract Notices and/or Contract Consents which may need to be obtained by Acclaim in connection with any assignment of intellectual property rights to Newco, and which Contract Notices and/or Contract Consents TCI and TCI Sub acknowledge and agree will not be made or obtained prior to the Closing;

                 (iv) assuming that the Contract Consents and Contract Notices described on Schedule 2.06 or omitted therefrom pursuant to
         Section 2.06(iii) are obtained and given, conflict with, result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of any material benefit under or the creation of any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or agreement, or any other restriction or encumbrance of any nature whatsoever on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation") any Contract (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature) to which Acclaim or any Subsidiary of Acclaim is a party, by which Acclaim, any Subsidiary of Acclaim or any of their respective assets or properties is bound or affected or pursuant to which Acclaim or any Subsidiary of Acclaim is entitled to any rights or benefits, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole; or

                 (v) assuming receipt of the approval of Acclaim's stockholders referred to in Section 5.01(a) and assuming that the Government Consents and Governmental Filings specified in clause (ii) of this Section 2.06 are obtained, made and given, result in a Violation of, under or pursuant to, any law, rule, regulation, order, judgment or decree applicable to Acclaim or any Subsidiary of Acclaim or by which any of their respective properties or assets are bound or affected, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole. As used herein, the term "Governmental Entity" means and includes any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

         SECTION 2.07. Absence of Certain Changes or Events. Except as otherwise disclosed in the Acclaim Commission Filings filed with the Commission prior to the date hereof or as set forth on Schedule 2.07, during the period commencing on June 1, 1994 and ending on the date of this Agreement, there has not been any material adverse change in, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had a material adverse effect on, the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole.

         SECTION 2.08. Legal Proceedings. Except as set forth in the Acclaim Commission Filings filed with the Commission prior to the date hereof or as set forth on Schedule 2.08, there is no suit, action or proceeding pending or, to the knowledge of Acclaim, any investigation pending or any suit, action, proceeding or investigation threatened, against, involving or affecting Acclaim, any Subsidiary of Acclaim or any of its or their respective properties or rights, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Acclaim or any Subsidiary of Acclaim, which does or might (i) result in the modification, termination, suspension, impairment or reformation of any material contract to which Acclaim or any Subsidiary of Acclaim is a party, which modification, termination, suspension, impairment or reformation would have a material adverse effect on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries taken as a whole; (ii) materially adversely affect the manner in which Acclaim conducts its business (including the manner in which it markets, develops, acquires or manufactures interactive entertainment software); (iii) materially adversely affect the ability of Acclaim or TCI to consummate any of the transactions contemplated hereby; or (iv) have a materially adverse effect on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole.

         SECTION 2.09. Compliance With Regulatory Requirements. Each of Acclaim and its Subsidiaries is in compliance with, and has conducted its business so as to comply with, all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, including laws, rules, regulations, ordinances and codes relating to the protection of the environment, except where the failure so to comply has not had, and may reasonably be expected not to have, either individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole.

         SECTION 2.10.    Brokers or Finders.   No agent, broker, investment
banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by Acclaim or any of its Subsidiaries, directors, officers, employees or affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, and Acclaim agrees to indemnify and hold TCI and TCI Sub harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions, expenses or claims for indemnification or contribution asserted by any person on the basis of any act or statement made by Acclaim or any of its Subsidiaries, directors, officers, employees or affiliates.

         SECTION 2.11. Intellectual Property. (a) Acclaim and its Subsidiaries own, or have the defensible right to use, all Intellectual Property used in Acclaim's business, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole.

         (b) Except as disclosed in the Acclaim Commission Filings filed with the Commission prior to the date hereof and except as set forth on Schedule 2.11, no claims which, individually or in the aggregate, are reasonably expected to have a material adverse effect on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole, have been asserted or, to the knowledge of Acclaim, threatened by any person or entity (i) challenging the ownership, validity or effectiveness of any Intellectual Property owned or used by Acclaim or any of its Subsidiaries,
(ii) to the effect that any activity of Acclaim or its Subsidiaries infringes on any patent or (iii) against the use by Acclaim or its Subsidiaries of any Intellectual Property necessary for the conduct of their business.

         (c) As used in this Section 2.11, "Intellectual Property" means all industrial and intellectual property rights including Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses relating to any of the foregoing, trade secrets, proprietary processes and formulae. "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by Acclaim and its Subsidiaries pertaining to any product, software of service manufactured, marketed, licensed or sold by Acclaim and its Subsidiaries in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, know-how, notebooks, software, records and disclosures.

         SECTION 2.12. Compliance with Charter and Contracts. (a) Neither Acclaim nor any Subsidiary of Acclaim is in violation of any term of its charter, by-laws or other organizational documents.

         (b) Acclaim has filed with the Commission copies of all agreements, leases, license agreements and other contracts that, after consultation with its legal counsel, Acclaim reasonably believes are required to be filed under the Securities Act and the Exchange Act, to which Acclaim or any of its Subsidiaries is a party or may be bound. Each of such agreements, leases, license agreements and contracts is in full force and effect (other than those which have expired or terminated pursuant to their terms or by mutual agreement of Acclaim or the relevant Subsidiary and each other party thereto since the filing thereof), and (i) none of Acclaim or its Subsidiaries or, to Acclaim's knowledge, any other party thereto, has breached or is in default thereunder,
(ii) to Acclaim's knowledge, no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default, (iii) no claim of material default thereunder has, to Acclaim's knowledge, been asserted or threatened and (iv) none of Acclaim or its Subsidiaries, or to Acclaim's knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, would not have a material adverse effect on the business, assets, results of operations or financial condition of Acclaim and its Subsidiaries, taken as a whole.

         SECTION 2.13. No Violation of Act. Following the Closing, Acclaim will not make any offer or sale of the TCI Shares in connection with, or make any distribution thereof, in any transaction which would be in violation of the securities laws of the United States of America or any state thereof. Acclaim understands that the certificate representing the TCI Shares will contain a legend stating in substance:

                 "The shares represented by this certificate have not been registered under the Securities Act of 1933 and such shares may not be sold or transferred unless such sale or transfer will be effected in accordance with the registration requirements of the Securities Act of 1933, as at that time amended, or in accordance with any exemption from the registration requirements of such Act, which may then be available thereto."

         Acclaim understands and acknowledges that TCI will deliver unlegended certificates in exchange for the certificate bearing such legend only in the event that (i) Acclaim transfers shares represented by such certificate pursuant to and in the manner provided for in an effective registration statement covering the transfer or sale of such shares or (ii) Acclaim shall have delivered to TCI a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to TCI, to the effect that such legend is not required for the purposes of the Securities Act.


         SECTION 2.14. Disclosure. All facts relating to the assets, business, operations, financial condition and prospects (as such prospects relate to Acclaim and its Subsidiaries, not to business conditions in the interactive entertainment software industry generally) of Acclaim and its Subsidiaries necessary for a reasonably prudent investor to make an investment decision with respect to the acquisition of the Acclaim Shares contemplated hereby have been disclosed to TCI and TCI Sub. Neither this Agreement, nor any other agreement, document, certificate or other written instrument delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein and therein, when taken together, not misleading.


                                  ARTICLE III.

               REPRESENTATIONS AND WARRANTIES OF TCI AND TCI SUB

         TCI and TCI Sub hereby represent and warrant, jointly and severally, to Acclaim as follows:

         SECTION 3.01. Organization and Qualification. Each of TCI and each of its Subsidiaries (including TCI Sub) (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing has not had, either individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole. TCI and TCI Sub have each delivered to Acclaim true and complete copies of its Certificate of Incorporation and By-laws, each as amended through and in effect on the date hereof.

         SECTION 3.02.    Authorization and Validity of Agreement.  Each of
TCI and TCI Sub has all requisite corporate power and, subject to receipt of the approval contemplated by Section 5.02(j) of this Agreement, authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by TCI Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TCI Sub. This Agreement has been duly executed and delivered by TCI and TCI Sub and is a valid and binding obligation of TCI and TCI Sub, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

         SECTION 3.03. Newly Formed Subsidiary. TCI Sub is a newly-formed Colorado corporation. All of TCI Sub's outstanding shares of capital stock are duly authorized, validly issued, fully paid and non-assessable and are directly owned by TCI Technology, Inc., which in turn is a direct wholly owned subsidiary of TCI Technology Ventures, Inc., which in turn is a direct wholly owned subsidiary of TCI. TCI Sub has not conducted business prior to the date hereof and has no assets or liabilities other than those incident to its formation and to the consummation of the transactions contemplated hereby.

         SECTION 3.04. Issuance of TCI Shares. The TCI Shares, upon issuance and delivery in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will be free of any liens, claims, charges, security interests, pledges, voting or shareholder agreements, encumbrances or equities of any kind whatsoever (except to the extent created by Acclaim) and will not be issued in violation of any preemptive rights.

         SECTION 3.05. Reports and Financial Statements. TCI has heretofore made available to Acclaim true and complete copies of all reports, registration statements, definitive proxy statements and other documents (in each case together with all amendments and supplements thereto) filed by TCI or its predecessor with the Commission since January 1, 1991 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments and supplements thereto, are sometimes collectively referred to as the "TCI Commission Filings"). The TCI Commission Filings constitute all of the documents (other than preliminary material) that TCI (or its predecessor) was required to file with the Commission since such date. As of their respective dates, each of the TCI Commission Filings complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations under each such Act, and none of the TCI Commission Filings contained as of such date any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. When filed with the Commission, the financial statements included in the TCI Commission Filings complied as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto), and such financial statements fairly present the consolidated financial position of TCI and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments. Since June 30, 1994, except as disclosed in the TCI Commission Filings filed with the Commission prior to the date hereof and except as set forth on Schedule 3.05, as of the date hereof neither TCI nor any Subsidiary of TCI has incurred any liability or obligation of any kind which, in any case or in the aggregate, is material to the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole.


         SECTION 3.06. No Approvals or Notices Required; No Conflict with Instruments. Except as set forth on Schedule 3.06 and subject to Section 5.02
(j) of this Agreement, the execution and delivery by TCI and TCI Sub of this Agreement do not, and the performance by each of TCI and TCI Sub of its respective obligations hereunder and the consummation of the transactions contemplated hereby will not:

                 (i) conflict with or violate the Certificate of Incorporation, as amended, or By-laws, as amended, of TCI or the charter or bylaws of any corporate Subsidiary of TCI or the partnership agreement of any partnership Subsidiary of TCI;

                 (ii) require any Government Consent or Governmental Filing, in each case on the part of or with respect to TCI or any Subsidiary of TCI, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole, except for (A) the filing with the Commission of such reports under Section 13(d) of the Exchange Act as may be required in connection with the transactions contemplated by this Agreement and (B) the Governmental Filings required pursuant to the pre-merger notification requirements of the HSR Act;

                 (iii) require, on the part of TCI or any Subsidiary of TCI, any Contract Consent or Contract Notice, the absence or omission of which would, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole;

                 (iv) assuming that the Contract Consents and Contract Notices described on Schedule 3.06 are obtained and given, conflict with, result in any Violation of any Contract to which TCI or any Subsidiary of TCI is a party, by which TCI, any Subsidiary of TCI or any of their respective assets or properties is bound or affected or pursuant to which TCI or any Subsidiary of TCI is entitled to any rights or benefits, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole; or

                 (v) assuming that the Government Consents and Governmental Filings specified in clause (ii) of this Section 3.06 are obtained, made and given, result in a Violation of, under or pursuant to, any law, rule, regulation, order, judgment or decree applicable to TCI or any Subsidiary of TCI or by which any of their respective properties or assets are bound or affected, except for such Violations which would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole.

         SECTION 3.07. Absence of Certain Changes or Events. Except as otherwise disclosed in the TCI Commission Filings filed with the Commission prior to the date hereof or as set forth on Schedule 3.07, during the period commencing on July 1, 1994 and ending on the date of this Agreement, there has not been any material adverse change in, and no event has occurred and no condition exists which, individually or together with other events or conditions, has had a material adverse effect on, the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole.

         SECTION 3.08. Legal Proceedings. Except as set forth in the TCI Commission Filings filed with the Commission prior to the date hereof or as set forth on Schedule 3.08, there is no suit, action or proceeding pending or, to the knowledge of TCI, any investigation pending or any suit, action, proceeding or investigation threatened, against, involving or affecting TCI, any Subsidiary of TCI or any of its or their respective properties or rights, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against TCI or any Subsidiary of TCI, which does or might (i) result in the modification, termination, suspension, impairment or reformation of any material contract to which TCI or any Subsidiary of TCI is a party, which modification, termination, suspension, impairment or reformation would have a material adverse effect on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole; (ii) materially adversely affect the manner in which TCI conducts its business;
(iii) materially adversely affect the ability of TCI or Acclaim to consummate any of the transactions contemplated hereby; or (iv) have a materially adverse effect on the business, assets, results or operations or financial condition of TCI and its Subsidiaries, taken as a whole.

         SECTION 3.09. Compliance With Regulatory Requirements. Each of TCI and its Subsidiaries is in compliance with, and has conducted its business so as to comply with, all applicable laws, rules, regulations, ordinances and codes, domestic or foreign, including laws, rules, regulations, ordinances and codes relating to the protection of the environment, except where the failure so to comply has not had, and may reasonably be expected not to have, either individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole.

         SECTION 3.10. Brokers or Finders. No agent, broker, investment banker, financial advisor or other person or entity is or will be entitled, by reason of any agreement, act or statement by TCI or any of its Subsidiaries, directors, officers, employees or affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, and TCI agrees to indemnify and hold Acclaim harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions, expenses or claims for indemnification or contribution asserted by any person on the basis of any act or statement made by TCI or any of its Subsidiaries, directors, officers, employees or affiliates.

         SECTION 3.11. Intellectual Property. (a) TCI and its Subsidiaries own, or have the defensible right to use, all Intellectual Property used in TCI's business, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole.

         (b) Except as disclosed in the TCI Commission Filings filed with the Commission prior to the date hereof and except as set forth on Schedule 3.11, no claims which, individually or in the aggregate, are reasonably expected to have a material adverse effect on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole, have been asserted by any person or entity (i) challenging the ownership, validity or effectiveness of any Intellectual Property owned or used by TCI or any of its Subsidiaries, (ii) to the effect that any activity of TCI or its Subsidiaries infringes on any patent or (iii) against the use by TCI or its Subsidiaries of any Intellectual Property necessary for the conduct of their business.

         (c) As used in this Section 3.11, "Intellectual Property" means all industrial and intellectual property rights including Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses relating to any of the foregoing, trade secrets, proprietary processes and formulae. "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by TCI its Subsidiaries pertaining to any product, software of service manufactured, marketed, licensed or sold by TCI its Subsidiaries in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, know-how, notebooks, software, records and disclosures.

         SECTION 3.12. Compliance with Charter and Contracts. (a) Neither TCI nor any Subsidiary of TCI is in violation of any term of its charter, by-laws or other organizational documents.

         (b) TCI has filed with the Commission copies of all agreements, leases, license agreements and other contracts that, after consultation with its legal counsel, TCI reasonably believes are required to be filed under the Securities Act and the Exchange Act, to which TCI or any of its Subsidiaries is a party or may be bound. Each of such agreements, leases, license agreements and contracts is in full force and effect (other than those which have expired or terminated pursuant to their terms or by mutual agreement of TCI or the relevant Subsidiary and each other party thereto since the filing thereof), and
(i) none of TCI or its Subsidiaries or, to TCI's knowledge, any other party thereto, has breached or is in default thereunder, (ii) to TCI's and TCI Sub's knowledge, no event has occurred which, with the passage of time or the giving of notice, would constitute such a breach or default, (iii) no claim of material default thereunder has, to TCI's knowledge, been asserted or threatened and (iv) none of TCI or its Subsidiaries, or to TCI's knowledge, any other party thereto is seeking the renegotiation thereof or substitute performance thereunder, except where such breach or default, or attempted renegotiation or substitute performance, individually or in the aggregate, would not have a material adverse effect on the business, assets, results of operations or financial condition of TCI and its Subsidiaries, taken as a whole.

         SECTION 3.13. Ownership of Acclaim Securities. At the date hereof and immediately prior to the Closing, neither TCI nor any of its Subsidiaries owns or will own, directly or indirectly (including beneficial ownership as defined in Rule 13d-3 promulgated under the Exchange Act), or has any option or right to purchase or has any right (other than pursuant to this Agreement), or agreement to acquire the right, to exercise voting power or authority in respect of any shares of Acclaim Common Stock or any securities convertible into or exchangeable for such shares.


         SECTION 3.14. Investment Purpose. TCI is acquiring the Acclaim Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in any transaction which would be in violation of the securities laws of the United States of America or any state thereof. TCI understands that the certificate representing the Acclaim Shares will contain a legend stating in substance:

                 "The shares represented by this certificate have not been registered under the Securities Act of 1933 and such shares may not be sold or transferred unless such sale or transfer will be effected in accordance with the registration requirements of the Securities Act of 1933, as at that time amended, or in accordance with any exemption from the registration requirements of such Act, which may then be available thereto."

         TCI understands and acknowledges that Acclaim will deliver unlegended certificates in exchange for the certificate bearing such legend only in the event that (i) TCI transfers shares represented by such certificate pursuant to and in the manner provided for in an effective registration statement covering the transfer or sale of such shares or (ii) TCI shall have delivered to Acclaim a letter from the staff of the Commission, or an opinion of counsel in form and substance satisfactory to Acclaim, to the effect that such legend is not required for the purposes of the Securities Act.

         SECTION 3.15. Disclosure. All facts relating to the assets, business, operations, financial condition and prospects (as such prospects relate to TCI and its Subsidiaries, not to business conditions in the cable television and video distribution media industries generally) of TCI and its Subsidiaries necessary for a reasonably prudent investor to make an investment decision with respect to the acquisition of the TCI Shares contemplated hereby have been disclosed to Acclaim. Neither this Agreement, nor any other agreement, document, certificate or other written instrument delivered pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein and therein, when taken together, not misleading.

                                  ARTICLE IV.

                         TRANSACTIONS PRIOR TO CLOSING

         SECTION 4.01. Interim Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, except as expressly contemplated by this Agreement or any Exhibit hereto or consented to in writing by TCI (which consent shall not be unreasonably withheld), Acclaim shall not (i) make any change in or amendments to its Certificate of Incorporation, as amended (other than the Acclaim Charter Amendment (as defined in Section 4.06)), or Bylaws, as amended (other than to expand the board of directors in accordance with Section 5.02(h)), (ii) reclassify the outstanding shares of its capital stock or make any other changes in its capital structure or (iii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities (other than a dividend or distribution consisting solely of Acclaim Common Stock).

         SECTION 4.02. Access to Information Concerning Properties and Records. From the date hereof until the Closing and subject to contractual and legal restrictions applicable to TCI or to Acclaim (or their respective Subsidiaries), upon reasonable notice, each of TCI and Acclaim shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of the other full access during normal business hours to all its properties, personnel, books and records and furnish promptly to such persons such information concerning its business, properties, personnel and affairs as such persons shall from time to time reasonably request in connection with or to facilitate the consummation of the transactions contemplated hereby.

         SECTION 4.03. Confidentiality. (a) The provisions of numbered paragraphs 1 through 4, inclusive, and numbered paragraph 7 of that certain letter agreement, dated October 10, 1994, between Acclaim and TCI (such paragraphs, the "TCI Confidentiality Agreement") concerning the obligations of Acclaim in respect of certain confidential information furnished or to be furnished to Acclaim by or on behalf of TCI shall remain in full force and effect notwithstanding the execution and delivery of this Agreement.

         (b) The provisions of numbered paragraphs 1 through 4, inclusive, and numbered paragraph 7 of that certain letter agreement, dated October 10, 1994, between TCI and Acclaim (such paragraphs, the "Acclaim Confidentiality Agreement") concerning the obligations of TCI in respect of certain confidential information furnished or to be furnished to TCI by or on behalf Acclaim shall remain in full force and effect notwithstanding the execution and delivery of this Agreement.

         (c) The obligations of Acclaim under the TCI Confidentiality Agreement, and the obligations of TCI under the Acclaim Confidentiality Agreement, shall survive for the period commencing on the date hereof and ending on the earlier to occur of (i) the second anniversary of the termination of this Agreement pursuant to Article VI and (ii) the second anniversary of the Closing Date; provided, that the parties obligations in respect of any proprietary Technical Material (as such term is defined in the TCI Confidentiality Agreement and the Acclaim Confidentiality Agreement, respectively) shall survive indefinitely.

         SECTION 4.04. Public Announcements. Neither TCI nor Acclaim shall, nor shall either TCI or Acclaim permit any of its Subsidiaries to (and each such party shall use its reasonable efforts to cause its affiliates, directors, officers, employees and authorized representatives not to), issue any press release, make any public announcement or furnish any written statement to its employees or stockholders generally concerning the transactions contemplated by this Agreement without the consent of the other party (which consent shall not be unreasonably withheld), except to the extent required by applicable law or the applicable requirements of the National Association of Securities Dealers, Inc. with respect to issuers whose securities are quoted on the Nasdaq National Market (and in either such case such party shall, to the extent consistent with timely compliance with such requirement, consult with the other party prior to making the required release, announcement or statement).

         SECTION 4.05. Acclaim Stockholders Meeting. Acclaim will take all action necessary in accordance with Delaware law, Acclaim's Certificate of Incorporation, as amended, and By-laws and the requirements of the NASD to convene a meeting of its stockholders (the "Acclaim Stockholders Meeting") as promptly as practicable to consider and vote upon an amendment to Acclaim's Certificate of Incorporation, as amended, increasing the authorized number of shares of Acclaim Common Stock by an amount not less than that sufficient to permit the issuance and delivery of the Acclaim Shares to TCI Sub in accordance with Section 1.01 (the "Acclaim Charter Amendment") and the transactions contemplated hereby. The Acclaim Board shall, subject to fiduciary obligations under Delaware law as advised in writing by counsel, recommend that the stockholders of Acclaim vote in favor of the Acclaim Charter Amendment and the transactions contemplated hereby. Acclaim shall use its best efforts to solicit from its stockholders proxies in favor of such approval.

         SECTION 4.06. Proxy Statement. (a) Acclaim shall prepare and file with the Commission, as soon as reasonably practicable, a preliminary proxy statement and a form of proxy for use at the Acclaim Stockholders Meeting relating to the vote of Acclaim's stockholders with respect to the Acclaim Charter Amendment and the transactions contemplated hereby (together with any amendments or supplements thereto, in each case in the form or forms mailed to Acclaim's stockholders, the "Proxy Statement"). Acclaim will use all reasonable efforts to have, or cause, the Proxy Statement to be cleared by the Commission as promptly as practicable and to cause the Proxy Statement to be mailed to stockholders of Acclaim at the earliest possible date. TCI and TCI Sub shall promptly furnish to Acclaim such information regarding each of TCI and TCI Sub and their respective officers and directors as may be reasonably requested by Acclaim for inclusion in the Proxy Statement.

         (b) Acclaim covenants that none of the information concerning Acclaim or any of its affiliates, directors, officers, employees, agents or representatives which is included or incorporated by reference in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is filed with the Commission, at the time of mailing of the Proxy Statement or any amendment or supplement thereto to Acclaim's stockholders or at the time of the Acclaim Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Acclaim covenants that the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         (c) TCI covenants that none of the information supplied or to be supplied by TCI or any of its affiliates, directors, officers, employees, agents or representatives in writing specifically for inclusion in the Proxy Statement will, at the time the Proxy Statement or any amendment or supplement thereto is filed with the Commission, at the time of mailing of the Proxy Statement or any amendment or supplement thereto to Acclaim's stockholders or at the time of the Acclaim Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.07. Registration Statement. TCI shall prepare and file with the Commission, as soon as reasonably practicable, the Registration Statement, and TCI shall use all reasonable efforts to have, or cause, the Registration Statement to be declared effective by the Commission on or prior to the Closing Date. Acclaim shall promptly furnish to TCI such information in respect of Acclaim as may be reasonably requested by TCI for inclusion in the Registration Statement.

         SECTION 4.08. Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as either party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in
Article V to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective Subsidiaries, and use their reasonable efforts to cause their respective affiliates, directors, officers, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the Proxy Statement and any necessary amendments of or supplements thereto;
(ii) seeking to have the Proxy Statement cleared by the Commission as soon as reasonably practicable after filing with the Commission; (iii) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other person or entity; (iv) filing all applicable Notification and Report Forms required under the HSR Act as a result of the transactions contemplated by this Agreement and promptly complying with any requests for additional information and documentary material that may be requested pursuant to the HSR Act; (v) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an "Injunction") of any type referred to in
Section 5.01(c); (vi) providing all such information about such party, its Subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably requested in connection with any of the foregoing; and (vii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification or other permission or action or the lifting of any injunction referred to in clause (iii) or (v) of this sentence, no party shall be required to (x) pay any consideration, to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any conditions or requirements which are materially adverse or burdensome or
(y) amend, or agree to amend, in any material respect any Contract. Prior to making any application to or filing with any Governmental Entity or other person or entity in connection with this Agreement, each of TCI and Acclaim shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts. None of Acclaim, TCI or TCI Sub shall, and each of Acclaim, TCI and TCI Sub shall cause each of its respective Subsidiaries not to, take any action that would or is reasonably likely to result in any of the conditions set forth in Article V not being met as of the Closing Date.

         SECTION 4.09. No Solicitation. (a) From the date of this Agreement to and including the Closing Date, Acclaim shall not, and shall use its best efforts to cause its Subsidiaries and their respective officers, employees, agents and other representatives, subject to their respective fiduciary obligations under Delaware law, not to, solicit, encourage or initiate (directly or indirectly) any discussion with, or provide any information to, any third party or "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any proposal (a "Proposal") for
(i) a merger, consolidation, reorganization or similar business combination involving Acclaim which would result in a change of control of Acclaim, (ii) the acquisition by any person or "group" of a greater number of shares (or the right to vote a greater number of shares) of Acclaim Common Stock then the aggregate number of shares held by Gregory E. Fischbach and James Scoroposki or
(iii) commencing or conducting, or acquiring an equity interest in an entity that conducts or engages in, the "Restricted Business" (as that term is defined in Section 11.02 of the Partnership Agreement). Acclaim shall immediately give written notice to TCI of the details of any Proposal received by it after the date of this Agreement and prior to the Closing.

         (b) From the date of this Agreement to and including the Closing Date, TCI shall not, and shall cause its Subsidiaries and their respective officers, employees, agents and other representatives ("Agents") not to, solicit, encourage or initiate (directly or indirectly) any discussion with, or provide any information to, any third party or "group" (as defined in

Section 4.09(a)) with respect to any proposal for commencing or conducting, or acquiring an equity interest in an entity that conducts or engages in, the Restricted Business. TCI shall immediately give written notice to Acclaim of the details of any such proposal received by it or, to its knowledge, any Subsidiary or Agent after the date of this Agreement and prior to the Closing.

         (c) For a period commencing on the date hereof and ending two years following the Closing Date or the date of termination of this Agreement, as the case may be, TCI shall not solicit, and shall prevent its Subsidiaries from soliciting, to hire or hiring any person who is currently an employee of Acclaim or its Subsidiaries.

         SECTION 4.10 Video Game Services Involving 8-Bit and 16-Bit Games. Prior to November 12, 1995, Acclaim shall not, and shall cause its Subsidiaries not to, engage in, or acquire an equity interest in any corporation, partnership or other entity that directly or indirectly engages in, the business of owning or operating a video game service involving 8-bit or 16-bit platform games that is distributed to residential consumers or to bars and similar public commercial venues via cable television or satellite.

         SECTION 4.11 Performance. Notwithstanding anything to the contrary contained herein, Acclaim shall be under no obligation to commence its undertaking and commitments and observe its obligations under Sections 4.05,
4.06 and 4.08 until Acclaim shall have received written notice from TCI that its board of directors has authorized and ratified the execution and delivery of this Agreement by TCI and TCI Sub and the performance by TCI and TCI Sub of their respective obligations hereunder and of the transactions contemplated hereby.


                                   ARTICLE V.

                              CONDITIONS PRECEDENT

         SECTION 5.01. Conditions Precedent to the Obligations of TCI and Acclaim. The obligations of each of TCI and Acclaim to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

         (a) Approval of Acclaim Stockholders. The Acclaim Charter Amendment and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Acclaim under Delaware law, Acclaim's Certificate of Incorporation, as amended, and its Bylaws.

         (b) HSR Act. All applicable waiting periods under the HSR Act shall have expired or been terminated without receipt of any objections or commencement of litigation or threat thereof by the appropriate governmental enforcement agency to restrain the transactions contemplated hereby.

         (c) Absence of Injunctions. No permanent or preliminary injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing consummation of the transactions contemplated hereby as provided herein shall be in effect.

         (d) No Proceedings or Adverse Enactments. There shall not have been any action taken, or any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued or enforced by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending which (i) makes the transactions contemplated by this Agreement illegal or imposes, or is reasonably likely to result in the imposition of, material damages or penalties in connection therewith, (ii) would, as of or after the Closing, impose material limitations on the ability of TCI effectively to exercise full rights of ownership of the Acclaim Shares (including the right to vote such shares on all matters properly presented to the stockholders of Acclaim) or (iii) would, as of or after the Closing, impose material limitations on the ability of Acclaim effectively to exercise full rights of ownership of the TCI Shares (including the right to vote such shares on all matters properly presented to the stockholders of TCI).

         (e) Receipt of Governmental Approvals and Consents. All Government Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, all Governmental Filings as are required in connection with the consummation of such transactions shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have a material adverse effect on (i) the transactions contemplated hereby or (ii) the business, assets, results of operations, financial condition or prospects of TCI and its Subsidiaries, taken as a whole, or Acclaim and its Subsidiaries, taken as a whole.

         SECTION 5.02. Conditions Precedent to the Obligations of TCI and TCI Sub. The obligations of TCI and TCI Sub to consummate the transactions contemplated by this Agreement are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by TCI:

         (a) Accuracy of Representations and Warranties. All representations and warranties of Acclaim contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         (b) Performance of Agreements. Acclaim shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

         (c) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in Section 2.06 or 3.06 or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, in the reasonable judgment of TCI, a material adverse effect on (i) the transactions contemplated hereby or (ii) the business, assets, results of operations, financial condition or prospects of TCI and its Subsidiaries, taken as a whole, or Acclaim and its Subsidiaries, taken as a whole, shall have been obtained and given.

         (d) No Material Adverse Change. Since the date hereof nothing shall have occurred which, individually or in the aggregate, has had or, in the reasonable judgment of TCI, is reasonably likely to have, a material adverse effect on the business, assets, results of operations, financial condition or prospects of Acclaim and its Subsidiaries, taken as a whole.

         (e) Officer's Certificates. TCI shall have received certificates of Acclaim, dated the Closing Date, signed by executive officers of Acclaim to evidence satisfaction of the conditions set forth in Sections 5.02 (a), (b) and
(d), which certificates shall be given by such officers after due inquiry.

         (f) Opinion of Counsel. TCI shall have received favorable opinions from Acclaim's counsel, Rosenman & Colin and Fischbach, Perlstein & Yanny (each as to matters within such counsel's expertise), dated the Closing Date, in form customary for transactions of the type contemplated by this Agreement.

         (g) Acclaim Common Market Price. The Acclaim Common Market Price shall be not less than $13.50. The term "Acclaim Common Market Price" means, for purposes of this Section 5.02(g), the average of the last reported sale prices (or, if on any day no sale price is reported, the average of the quoted high and low bid prices on such day) of a share of Acclaim Common Stock on the Nasdaq National Market for each of the twenty full trading days immediately preceding the Closing Date.

         (h) Representation on Acclaim Board. The size of the Acclaim Board shall have been expanded from 7 to 8 members, and the vacancy created thereby shall have been filled with the designee of TCI (which designee shall be reasonably acceptable to Acclaim).

         (i) Capitalization Certificate. TCI shall have received a certificate (the "Capitalization Certificate") of Acclaim, dated the Closing Date, signed by executive officers of Acclaim setting forth, as of the Closing Date, any and all changes to the information set forth in Section 2.03.

         (j) Board Approval. The board of directors of TCI shall have approved this Agreement and the transactions contemplated hereby.

         (k) Other Deliveries. All other documents and instruments required under this Agreement to have been delivered by Acclaim to TCI or TCI Sub at or prior to the Closing (including those specified in Section 1.05) shall have been delivered.

         SECTION 5.03. Conditions Precedent to the Obligations of Acclaim. The obligation of Acclaim to consummate the transactions contemplated by this Agreement is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Acclaim:

         (a) Accuracy of Representations and Warranties. All representations and warranties of TCI and TCI Sub contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of a specified earlier date) on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         (b) Performance of Agreements. TCI and TCI Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

         (c) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in Section 2.06 or 3.06 or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, in the reasonable judgment of Acclaim, a material adverse effect on
(i) the transactions contemplated hereby or (ii) the business, assets, results of operations, financial condition or prospects of Acclaim and its Subsidiaries, taken as a whole, or TCI and its Subsidiaries, taken as a whole, shall have been obtained and given.

         (d) No Material Adverse Change. Since the date hereof nothing shall have occurred which, individually or in the aggregate, has had or, in the reasonable judgment of Acclaim, is reasonably likely to have, a material adverse effect on the business, assets, results of operations, financial condition or prospects of TCI and its Subsidiaries, taken as a whole.

         (e) Officer's Certificates. Acclaim shall have received certificates of TCI and TCI Sub, dated the Closing Date, signed by executive officers of TCI and TCI Sub to evidence satisfaction of the conditions set forth in Sections 5.03 (a), (b) and (d) and Section 5.02(j), which certificates shall be given by such officers after due inquiry.

         (f) Opinion of Counsel. Acclaim shall have received a favorable opinion from TCI's counsel, Baker & Botts, L.L.P., dated the Closing Date, in form customary for transactions of the type contemplated by this Agreement.

         (g) TCI Common Market Price. Subject to Section 1.02(c)(ii), the TCI Class A Common Market Price shall be not less than $17.25.

         (h) Effectiveness of Registration Statement. The Commission shall have declared the Registration Statement effective and the Commission shall not have issued any order preventing or suspending the use of any preliminary or final prospectus included in the Registration Statement or otherwise filed pursuant to Rule 424(b) under the Securities Act.

         (i) Other Deliveries. All other documents and instruments required under this Agreement to have been delivered by TCI or TCI Sub to Acclaim at or prior to the Closing (including those specified in Section 1.06) shall have been delivered.


                                  ARTICLE VI.

                                  TERMINATION

         SECTION 6.01. Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, whether before or after approval of the matters presented in connection with this Agreement to the stockholders of Acclaim at the Acclaim Stockholders Meeting: (i) by mutual written consent of TCI and Acclaim; or (ii) by either TCI or Acclaim: (A) if the Closing shall not have occurred before June 30, 1995, provided that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to the Closing has resulted in the failure of the Closing to occur before such date, (B) if there has been a material breach by the other party of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach shall not have been cured within five business days after written notice thereof shall have been received by the party alleged to be in breach, (C) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable, or (D) if the stockholders of Acclaim fail to approve the Acclaim Charter Amendment and the transactions contemplated hereby.

         SECTION 6.02. Effect of Termination. In the event of any termination of this Agreement by TCI or Acclaim pursuant to Section 6.01, this Agreement forthwith shall become void, and there shall be no liability or obligation on the part of any party hereto or any of their respective officers and directors, except that (i) Sections 4.03, 4.09(c), 6.03 and 8.02 and
Article VII shall survive the termination of this Agreement, (ii) nothing herein will relieve any party from liability for any breach of any of its representatives, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination, other than a breach subject to
Section 6.03(a)(i)(x), and (iii) nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement subject to Section 6.03(a)(i)(x).

         SECTION 6.03.    Certain Payments.  (a)   Acclaim agrees that if the
Closing does not take place as a result of a "Triggering Event," defined for this purpose as the occurrence of both subsections (i) and (ii) below:

                          (i)     a termination by TCI Sub pursuant to (x)
                 Section 6.01(ii)(B) and such termination is the result of a willful breach of any covenant, agreement, representation or warranty contained herein by Acclaim, or (y) pursuant to
                 Section 6.01(ii)(D) because of the Acclaim Charter Amendment and the transactions contemplated hereby not being approved by the stockholders of Acclaim; and

                          (ii) the termination or failure to approve is a result of or related to a "Business Combination," as hereinafter defined, that is consummated within six months of such termination, then Acclaim shall pay to TCI Sub an amount equal to $10,000,000, which amount is inclusive of all of TCI Sub's expenses; provided, however, that if Acclaim's legal existence is to cease as a result of the Business Combination (e.g., if Acclaim is not the surviving corporation in a merger) and Acclaim's successor has assumed (by means of a written undertaking reasonably satisfactory to TCI
Sub) the obligation to make the payment contemplated hereby, then such successor and not Acclaim shall make such payment.

                 (b) Any payment required to be made pursuant to Section 6.03(a) shall be made no later than five business days after the consummation of the Business Combination, except that if Acclaim is not the survivor of the Business Combination and Acclaim's successor has not satisfactorily assumed the obligation to make such payment, then the payment shall be made by Acclaim immediately before the Business Combination is to be consummated. In either event, such payment shall be made by wire transfer of immediately available funds to an account designated by TCI Sub.

                 (c) For purposes of this Section 6.03, the term "Business Combination" shall mean (i) a merger, consolidation or other business combination or similar transaction involving Acclaim; (ii) a sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Acclaim and its Subsidiaries, taken as a whole, in a single transaction or series of related transactions; or (iii) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 25% or more of the Acclaim Common Stock whether by tender offer or exchange offer or otherwise. In no event will any of the foregoing transactions consummated between Acclaim and an affiliate of TCI be considered a Business Combination for purposes of this Section 6.03.

                                  ARTICLE VII.

                                INDEMNIFICATION

         SECTION 7.01. Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing for a period of two years. The covenants and agreements of the parties contained in this Agreement that contemplate actions to be taken (a) prior to the Closing shall not survive the Closing and (b) after the Closing shall survive until such actions shall have been taken or performed in accordance with the terms of the applicable covenant or agreement.

         SECTION 7.02. Indemnification Relating to the Agreement. (a) Acclaim shall indemnify TCI and TCI Sub and each of their respective directors, officers, employees, agents, successors and permitted assigns, from and against any and all losses, liabilities, claims, damages, obligations, liens, assessments, judgments, awards, fines, interest, penalties, costs and expenses (including reasonable attorneys' fees and expenses) ("Losses") resulting or arising from:

                 1. any breach by Acclaim of any representation or warranty of Acclaim set forth in this Agreement or in any agreement, certificate or other document executed by Acclaim and delivered to TCI or TCI Sub pursuant to the provisions of this Agreement;

                 2. any failure of Acclaim to comply with or non-fulfillment of any covenant or agreement of Acclaim set forth in this Agreement; and

                 3. any untrue statement or alleged untrue statement, or omission or alleged omission, of a material fact in the Proxy Statement (other than statements or omissions made based upon and in conformity with information supplied to Acclaim by TCI or TCI Sub expressly for use in the Proxy Statement).

         (b) TCI and TCI Sub shall, jointly and severally, indemnify Acclaim, and each director, employee, agent, officer, employee, agent, successor and assign of Acclaim, from and against all Losses resulting or arising from:

                 1. any breach by TCI or TCI Sub of any representation or warranty of TCI or TCI Sub set forth in this Agreement or in any agreement, certificate or other document executed by TCI or TCI Sub and delivered to Acclaim pursuant to the provisions of this Agreement;

                 2. any failure of TCI or TCI Sub to comply with or non-fulfillment of any covenant or agreement of TCI or TCI Sub set forth in this Agreement; and

                 3. any untrue statement or alleged untrue statement, or omission or alleged omission, of a material fact contained in the Proxy Statement, based upon and in conformity with information supplied by TCI or TCI Sub to Acclaim expressly for use in the Proxy Statement.

         SECTION 7.03.    Indemnification Procedures.

         (a)     Procedures for Indemnification of Third Party Claims.

                 (i)      If a party entitled to indemnification under Section
         7.02 (an "Indemnitee") shall receive notice or otherwise learn of the assertion by a person, company or other entity (including, without limitation, any Governmental Entity) (a "Person") who is not a party to this Agreement, of any claim or of the commencement or threat by any such Person of any action, suit, arbitration, inquiry, proceeding or investigation by or before any court or other Governmental Agency (a "Third Party Claim") with respect to which the other party may be obligated to provide indemnification pursuant to Section 7.02 (an "Indemnifying Party"), such Indemnitee shall give such Indemnifying Party written notice thereof promptly after becoming aware of such Third Party Claim and in no event later than the second anniversary of the Closing Date;provided that the failure of any Indemnitee to give notice or any delay in giving notice as provided in this Section 7.03(a) shall not relieve the related Indemnifying Party of its obligations under this Article VII, except to the extent that such Indemnifying Party is prejudiced by such failure to give or delay in giving notice. Such notice shall describe the Third Party Claim in reasonable detail and, if ascertainable, shall indicate the amount (estimated if necessary) of the Loss that has been or may be sustained by such Indemnitee.

                 (ii) An Indemnifying Party may elect to defend or to seek to settle or compromise, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim.
         Within 30 days of the receipt of notice from an Indemnitee in accordance with Section 7.03(a)(i) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnitee shall be kept reasonably informed with respect to, and shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, but the fees and expenses of such separate counsel shall be the expense of such Indemnitee unless (x) the Indemnifying Party agrees in advance to pay such fees and expenses or (y) the Indemnitee shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, in which case the fees and expenses of such separate counsel shall be borne by the Indemnifying Party. If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 7.03(a)(ii), such Indemnitee may defend or seek to compromise or settle such Third Party Claim at the expense of the Indemnifying Party. Neither an Indemnifying Party nor an Indemnitee shall consent to entry of any judgment or enter into any settlement of any Third Party Claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnitee, in the case of a consent or settlement by an Indemnifying Party, or the Indemnifying Party, in the case of a consent or settlement by the idemnitee, of a written release from all liability in respect of such Third Party Claim.

                 (iii) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the related Indemnitee shall make available to such Indemnifying Party (in a manner that will not unreasonably interfere with the conduct of the Indemnitee's business) any personnel or any books, records or other documents within its control or which it otherwise has the ability to make available that are necessary or appropriate for such defense, settlement or compromise, and shall otherwise cooperate (in a manner that will not unreasonably interfere with the conduct of the Indemnitee's business) in the defense, settlement or compromise of such Third Party Claim.

                 (iv) Notwithstanding anything in this Section 7.03(a) to the contrary, (A) neither an Indemnifying Party nor an Indemnitee shall, without the written consent of the other party, settle or compromise or consent to the entry of any judgment with respect to any Action or Third Party Claim if the effect thereof is to admit any criminal liability by, or to permit any injunctive relief or other order providing non-monetary relief to be entered against, the other party and (B) neither an Indemnifying Party nor an Indemnitee may settle or compromise any claim without the consent of the other (which consent shall not be unreasonably withheld). Subject to clause (A) of this paragraph (iv), if an Indemnifying Party notifies the related Indemnitee in writing of such Indemnifying Party's desire to settle or compromise a Third Party Claim on the basis set forth in such notice (provided that such settlement or compromise includes as an unconditional term thereof the giving by the claimant or plaintiff of a written release of the Indemnitee from all liability in respect thereof) and the Indemnitee shall notify the Indemnifying Party in writing that such Indemnitee declines to accept any such settlement or compromise, such Indemnitee may continue to contest such Third Party Claim, free of any participation by such Indemnifying Party, at such Indemnitee's sole expense. In such event, the obligation of such Indemnifying Party to such Indemnitee with respect to such Third Party Claim shall be equal to (1) the costs and expenses of such Indemnitee prior to the date such Indemnifying Party notifies such Indemnitee of the offer to settle or compromise (to the extent such costs and expenses are otherwise indemnifiable hereunder) plus (2) the lesser of
         (x) the amount of any offer of settlement or compromise which such Indemnitee declined to accept and (y) the actual out-of-pocket amount such Indemnitee is obligated to pay subsequent to such date as a result of such Indemnitee's continuing to contest such Third Party Claim.

                 (v) In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

         (b)     Other Procedures for Indemnification.

                 (i) Any claim on account of a Loss which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party, in no event later than the second anniversary of the Closing Date. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30 day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30 day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party under applicable law.

                 (ii) If the amount of any Liability shall, at any time subsequent to the payment required by this Agreement, be reduced by recovery, settlement or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

         SECTION 7.04. Limitation of Indemnity. No party shall be entitled to recover under Section 7.02 until the total amount of Losses exceeds $1,000,000 and, upon exceeding such amount, the Indemnified Party shall be entitled to be indemnified for all Losses (including all Losses below such $1,000,000 threshold) on a dollar for dollar basis; provided, however, that notwithstanding the foregoing, (i) TCI shall be entitled to be indemnified on a dollar for dollar basis from and against all Losses arising under Section 2.10 of this Agreement and (ii) Acclaim shall be entitled to be indemnified on a dollar for dollar basis from and against all Losses arising under Section 3.10 of this Agreement.

         SECTION 7.05. Remedies Cumulative. Subject to the limitations set forth in Section 7.04 hereof, the remedies provided in this Article VII shall be cumulative, and the remedies provided in this Article VII shall not preclude assertion by an Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

         SECTION 8.01. Further Assurances. From and after the Closing Date, each of TCI and Acclaim shall, at any time and from time to time, make, execute and deliver, or causes to be made, executed and delivered, such instruments, agreements, consents and assurances and take or cause to be taken all such actions as may reasonably be requested by the other party hereto for the effectual consummation, confirmation and particularization of this Agreement and the transactions contemplated hereby.

         SECTION 8.02. Expenses. Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall occur.

         SECTION 8.03. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below,
(ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested, with postage and fees prepaid or (iii) one business day after deposit thereof for overnight delivery. Such notices, requests, demands, waivers or other communications shall be addressed as follows:

         (a)     if to TCI, to:

                 Tele-Communications, Inc.
                 5619 DTC Parkway
                 Englewood, Colorado 80111
                 Attn: General Counsel
                 Telecopy No.: (303) 488-3245

                 with a copy to:

                 Jerome H. Kern, Esq.
                 Baker & Botts, L.L.P.
                 885 Third Avenue
                 19th Floor
                 New York, New York  10022
                 Telecopy No.: (212) 705-5125

         (b)     if to Acclaim, to:

                 Acclaim Entertainment, Inc.
                 71 Audrey Avenue
                 Oyster Bay, New York 11771
                 Attn: Gregory E. Fischbach
                 Telecopy No.:  (516) 624-2886

                 with a copy to:

                 Eric M. Lerner, Esq.
                 Rosenman & Colin
                 575 Madison Avenue

                 New York, New York  10022
                 Telecopy No.:  (212) 940-8776

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

         SECTION 8.04. Entire Agreement. This Agreement (including the Exhibits, Annexes, Schedules and other documents referred to herein) constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

         SECTION 8.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, other than rights conferred upon Indemnified Parties under Article VII.

         SECTION 8.06. Amendment. This Agreement may be amended by the parties at any time before or after approval of any matters presented in connection with this Agreement to the stockholders of Acclaim at the Acclaim Stockholders Meeting, except that after receipt of any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 8.07. Extension; Waiver. TCI or Acclaim may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or
(iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to comply strictly with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.06.

         SECTION 8.08. Interpretation. When a reference is made in this Agreement to Sections, Articles, Exhibits, Annexes or Schedules, such reference shall be to a Section, Article, Exhibit, Annex or Schedule (as the case may be) of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a "party" or "parties", such reference shall be to a party or parties to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The use of any gender herein shall be deemed to be or include the other genders and the use of the singular herein shall be deemed to be or include the plural (and vice versa), wherever appropriate. The use of the words "hereof", "herein", "hereunder" and words of similar import shall refer to this entire Agreement, and not to any particular article, section, subsection, clause, paragraph or other subdivision of this Agreement, unless the context clearly indicates otherwise.

         SECTION 8.09. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         SECTION 8.10. Applicable Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof.

         SECTION 8.11. Definition of "Subsidiary". As used in this Agreement, a "Subsidiary" of any party means any corporation or other organization, whether incorporated or unincorporated, of which (a), in the case of a corporation, securities or other interests having by their terms ordinary voting power to elect at least one-half of the board of directors or others performing similar functions with respect to such corporation are directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) in the case of any organization or entity other than a corporation, such party, one or more of its Subsidiaries, or such party and one or more of its Subsidiaries (x) owns at least one-half of the equity interests thereof or (y) has the power to elect or direct the election of at least one-half of the members of the governing body thereof or otherwise has "control" (within the meaning of Rule 12b-2 under the Exchange) over such organization or entity.
For purposes of this Agreement, Newco shall not be deemed a Subsidiary of either party.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       TELE-COMMUNICATIONS, INC.


                                       By: /s/ John C. Malone
                                           ------------------------------------
                                           Its: President


                                       TCI GAMECO HOLDINGS, INC.



                                       By: /s/ Bruce W. Ravenel
                                           ------------------------------------
                                           Its: Vice President



                                       ACCLAIM ENTERTAINMENT, INC.


                                       By: /s/ Robert Holmes
                                           ------------------------------------
                                           Its: President

                                 Schedule 3.05

                                     None.

                                 Schedule 3.06

                                     None.

                                 Schedule 3.07

                                     None.

                                 Schedule 3.08

                                     None.

                                 Schedule 3.11

                                     None.